Exhibit 10.1

PATENT LICENSE AGREEMENT

This Agreement by and between Laser Design International, LLC (“LDI”) and Crystal Magic, Inc (“Crystal Magic” or “Licensee”) is entered into as of May 6, 2007 (hereinafter the “Effective date”).

WHEREAS LDI is the assignee and patentholder of U.S. Patent No. 5,206,496 and the reexamination certificate 5,206,496 C1, pursuant to an agreement with Diageo Scotland Ltd dated February 20, 2003; and

WHEREAS Crystal Magic desires to obtain a non-exclusive license under the Licensed Patents (defined below) and LDI desires to grant to Crystal Magic a non-exclusive license to these patents according to the terms and conditions set forth below:

NOW THEREFORE, in view of the above premises and the following mutual covenants and promises, the parties hereto agree as follows:

Incorporation of Recitals. The recitals set forth above are hereby incorporated as a part of this Agreement.

ARTICLE I

DEFINITIONS

1.1.           The “496 patent” shall mean United States Patent No, 5,206,496 to Clement et al. issued on or about April 27, 1993, Reexamination Certificate No. 5,206,496 C1, and any foreign counterparts thereto. The ‘496 patent is sometimes referred to herein as the “Licensed Patents”

1.2.           “Net Sates” shall mean the proceeds actually received by Licensee or its affiliates from the sale, lease, or other disposition of Laser Subsurface Engraving Product, as hereinafter defined, as delivered to the purchaser by Licensee and its Affiliates, before sales tax and excepting added items not described by the Licensed Patents sold as accessories for payment actually received by Licensee (such as display bases and presentation boxes), reduced by any units of such products returned to and accepted by Licensee or its Affiliates to the extent that the purchase price of such units has been refunded. For sales of licensed products to an Affiliate, sister company, parent company, controlling company, subsidiary, or entity otherwise related to the Licensee (hereinafter “Related Company), the higher of the Related Company’s purchase or sale price for each item will be included in Net Sales; provided however that the Net Sales to such Related Company shall not be recognized for royalty calculations until sold by the Related Company to a non-Related Company and shall then be recognized as a sale at the higher of the Related Company’s purchase or sale price.

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Patent License Agreement

1.3.           “Laser Subsurface Engraving Machine” shall mean any laser marking device whose construction or method of operation falls within the claims of the Licensed Patents.

1.4.           “Laser Subsurface Engraving Product” shall mean objects that contain internal decorative or indicative images that have been created inside a transparent medium with a Laser Subsurface Engraving Machine, as described in the claims of the Licensed Patents.

1.5.           “Affiliates” shall mean, respectively, a corporation or other entity that controls or is controlled by LDI or Licensee.

1.6.           “Improvement” shall mean any modification of or improvement to a Laser Subsurface Engraving Machine which enhances its operability, effectiveness, capability, or efficiency in making Laser Subsurface Engraving Products under the claims of the Licensed Patents.

ARTICLE II

LICENSE GRANT AND RELEASE

2.1.           License of the Licensed Patents. Subject to Licensee’s compliance with all material terms of this Agreement LDI grants to Licensee under the Licensed Patents a non-exclusive, non-transferable, royalty-bearing license to make, use, offer for sale, sell, lease, or, otherwise dispose of Laser Subsurface Engraving Product, For the purpose of this Agreement, all terms are deemed material with the exception of the terms governed by the following sections; 8.3, 8.4, 8.5, and 8.6. Compliance with non-material terms may be enforced (subject to the notice and cure requirements of section 6.2) through binding arbitration, with the prevailing party recovering its costs and attorneys fees. The license granted hereunder does not extend to providing manfacturing, etching or engraving services to third parties on a fees for service basis unless said third party is itself licensed.

2.2,           Norwood Consent, LDI represents that Norwood Operating Company has reconveyed any exclusive rights it once held in the ‘496 patent to LDI and that LDI is able to grant the licenses granted hereunder without the consent of any third party.

2.3,           Covenant Not to Sue. Subject to Licensee’s compliance with the terms of this Agreement, LDI shal not assert any claim or action against Licensee, its distributors, or direct or indirect customers for practicing any method or process within the scope of the Licensed Patents, in making, using, or selling any Laser Subsurface Engraving Product for which all applicable royalties have been paid to LDI under this Agreement

2.4.           No Implied Licenses. Except as expressly stated in this Article II, no other rights or licenses are granted to Licensee or any other entity, express or implied, by virtue of this Agreement.

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Patent License Agreement

2.5.           Improvements, Licensee shall promptly inform LDI of any Improvements. LDI shall have a right of first refusal to obtain a non-exclusive royalty” free license from Licensee for any accepted Improvement. If LDI fails to either refuse or accept any Improvement within ninety (90) days after being informed by Licensee of the Improvement, then LDI shall be deemed to have rejected the offer of the license.

Should LDI acquire additional patent rights which would be infringed by practicing under the Licensed Patents, LDI will offer to Licensee a license of such rights at no additional cost.

2.6.           Insurance. Licensee will throughout the term of this Agreement maintain product liability insurance of such nature and such amount as LDI shall reasonably consider appropriate and shall so state to Licensee. Licensee shall further produce copies of all insurance certificates and renewal certificates to LDI within thirty days of receipt of the same.

ARTICLE III

CONSIDERATION

3.1.           License Transfer Fee. The Parties agree that Licensee has already paid a license transfer fee as part of the litigation settlement associated with this license agreement

3.2.           Royalty Payments and Statements Licensee is obligated to pay royalties (in United States dollars), as follows.

a)           a minimum royalty of $25,000 per year; plus

b)           in any year in which the sum of (i) 2.75% of Net Sales from locutions or through channels other than Disney or Universal Studios locations plus (ii) 0.4% of Net Sales from locations on Disney or Universal Studios properties, exceeds $25,000, the amount of such excess to a maximum of $35,000.

Such royalties, including payments required in order to meet minimum royalty requirements, will be calculated and paid on a calendar quarterly basis, within 30 days of the end of the quarter. In the event that Licensee ceases distribution of Laser Subsurface Engraving Product, the minimum royalty obligation set forth herein shall terminate pro rated as of the point in time when distribution ceased.

For all sales by Licensee not in United States dollars, the total of Net Sales shall be converted into United States dollars using the currency conversion rates listed in the Wall Street Journal published on the last day of the calendar quarter or the day closest to the end of the calendar quarter for which royalty payments are calculated.

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Patent License Agreement

33.           Records; Audits.

a)           Within thirty (30) days after the end of each calendar quarter. Licensee will provide LDI with a written report in spreadsheet format containing the data used by Licensee to determine its royalty payment to LDI for such quarter, including, without limitation, the quantity, price, product number, and product description of all royalty-bearing produce and any other information that may be reasonably requested by LDI from time to time for Licensor to determine whether Licensor is paying the correct amount of royalties. Such a report shall be provided even if Licensee pays only the minimum royalty required under this Agreement, Licensee shall maintain the records from which such reports were created and any additional records required in order to verify the accuracy of any such reports for a period of three years following the termination of this License.

b)           LDI will have the right, during normal business hours and upon at least fifteen (15) days prior notice, to inspect Licensee’s facilities and audit Licensee’s records relating to Licensee’s activities pursuant to this Agreement in order to verify that Licensee has paid to LDI the correct amounts owed under this Agreement and has otherwise complied with the terms of this Agreement. The audit will be conducted at LDI’s expense, unless the audit reveals that Licensee has underpaid the amounts owed to LDI by 10 percent (10%) or more in any quarter, in which case Licensee will reimburse LDI for all costs and expenses incurred by LDI in connection with such audit Such audits will be conducted no more than once in any calendar year and may cover any period of time for which royalties may have been due under this License. If Licensee fails to pay LDI any amounts shown by any such audit to be owing within ten (10) days after notice thereof, then LDI may immediately terminate Licensees rights under his License.

3.4.           Late Payments; Attorneys’ Fees. Licensee agrees to pay LDI a late charge of five percent (5%) of any amounts not paid by Licensee when due, including of any sums identified in an audit pursuant to section 3.3. In addition, interest wilt be due and payable on past due amounts at the rate of one percent (1%) per month. Licensee agrees to pay attorneys fees in the event of any successful court action undertaken for collection.

3.5           Most Favored Royalty. In the event that LDI later executes a new license of the Licensed Patents to any other person, granting substantially the same rights on substantially the same terms where Licensee concurrently has rights under this Agreement, and said license contains more favorable royalty terms than those enjoyed by Licensee, LDI shall promptly notify Licensee and the royalty rate provided in paragraph 3.2 shall be reduced by fifty (50) percent of the difference effective as of the date the more favored license is granted.

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Patent License Agreement

ARTICLE IV

LIMITED WARRANTY AND INDEMNITY

4.1           EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE IV, NO OTHER WARRANTIES OR REPRESENTATIONS ARE GIVEN BY LDI UNDER THIS AGREEMENT, including but not limited to, any warranty or representation: (a) as to the validity of the Licensed Patents; (b) that any manufacture, importation, sale, lease, use, or other disposition of Laser Subsurface Engraving Product will be free from infringement of another party’s intellectual property rights; (c) that LDI will enforce any intellectual property rights it may have in the Licensed Patents against third parties, or (d) as to the quality of merchantability, or fitness for a particular purpose of any Laser Subsurface Engraving Product

LDI will keep Licensee reasonably informed as to any final rulings in legal or government proceedings which affect the claims of the Licensed Patents.

4.2           Licensee shall defend, indemnify, and hold harmless LDI and its directors, officers, employees, and Affiliates, from and against any claims, liabilities, actions, costs or damages (including fees of attorneys and other professionals) arising from product liability claims related to Licensee’s manufacture) use, sale or distribution of Laser Subsurface Engraving Produce provided LDI gives Licensee notice of such claim, provides reasonable cooperation and assistance in connection with such claim, and does not agree to any settlement without Licensee’s consent.

4.3           Licensee will provide reasonable cooperation and assistance to LDI in connection with any litigation concerning the Licensed Patents brought by or against a third party, including but not limited to any action or claim involving alleged infringement of the Licensed Patents. Said cooperation shall include but not be limited to a) joining as a named party, if necessary; and b) furnishing relevant evidence and testimony, all at the expense of LDI or other party initiating the action. Any monetary award or damages resulting from such action shall be accorded to the party bringing the action unless otherwise agreed by the parties.

4.4.           LDI represents and warrants that LDI has sufficient ownership interest in the Licensed Patents to grant the licenses that are granted under this Agreement

ARTICLE V

PATENT NOTICES

Licensee will mark each Laser Subsurface Engraving Product or its packaging as well as sales brochures with a notice of U.S. Patent No. 5,206,496 or the numbers of other of The Licensed Patents as applicable.

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Patent License Agreement
ARTICLE VI

TERM AND TERMINATION

6.1.           Term. In exchange for LDI’s covenant not sue contained in paragraph 2.3, the obligation to pay royalties under the terms of this Agreement shall continue until the earliest of (l) the expiration of the terms of all the Licensed Patents, (2) after all possibility of appeal has been exhausted for any final judgment or judgments which collectively declare all claims of the Licensed Patents invalid, or (3) termination in accordance with paragraph 6.2, below.

6.2.           Termination.

a)           If there should occur a material breach, default or noncompliance by one party (the “Defaulting Party”) of or with any term or condition hereof followed by written notice from the other party (the “Non-Defaulting Party”) of such breach, default or noncompliance and the failure of the Defaulting Party to remedy or correct such breach, default or noncompliance within sixty (60) days after receipt, of such notice, then in addition to any other remedy available at law or in equity or under this Agreement, the Non-Defaulting Party may, at its election, terminate this Agreement.

b)           LDI may, at its election, terminate this Agreement upon Licensee’s bankruptcy or reorganization for the benefit of creditors.

c)           Licensee may terminate this Agreement by notifying LDI in writing that Licensee and all of its affiliates are no longer conducting sales or manufacturing activities which fall within the claims of the Licensed Patents,

6.3.           In the event that this Agreement is terminated in accordance with this Article VI, then the license rights granted to Licensee by this Agreement shall immediately terminate, except that Licensee shall have the right to sell any completed units of in existence as of the date of termination, subject to, and provided Licensee has at all times complied with, its obligations to pay royalties and submit to audit in accordance with this Agreement. The provisions of Articles 1, 3, 4, 5, 7, and 8 and Sections 2.2 and 2.5 and any liability arising from breach of this Agreement will survive termination of this Agreement except that if Licensee terminates the agreement pursuant to Section 6.2(c) then Licensee shall no longer be obligated to submit Statements under Section 3.2 as long as it does not conduct manufacturing or sales activities which would otherwise trigger an obligation to pay royalties under Section 3.2.

ARTICLE VII

LIMITATION OF LIABILITY

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Patent License Agreement

IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGES TO THE OTHER PARTY’S BUSINESS REPUTATION HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

ARTICLE VIII

GENERAL

8.1.           No waiver. No waiver by LDI, express or implied, of any breach of any term condition, or obligation of this Agreement by Licensee shall be construed as a waiver of any subsequent breach of that term, condition or obligation, or of any other term, condition, or obligation of this Agreement of the same or different nature.

8.2.           No Assignment or Sublicensing; No Transfer of Machines Without Permission. Licensee shall not assign or otherwise transfer, by contract, operation of law, or otherwise, without the specific written consent of LDI, this Agreement or any license light granted hereunder or any interest herein, or grant any sublicense for any purpose under this Agreement, and any such assignment, transfer or sublicense shall be null and void. Said written consent of LDI shall not be unreasonably withheld or denied.

Licensee shall not sell, transfer, lease, franchise, or otherwise dispose of any Laser Subsurface Engraving Machine which it may own or operate, however acquired, to any other entity without prior specific written permission from LDI, said permission not to be unreasonably withheld or denied. LDI may refuse permission for any such transfer to an entity which does not have proper rights to practice under the Licensed Patents.

8.3.           Governing Law. This Agreement shall be construed under the laws of the State of California and the United States of America as though entered into between two parties residing in California to be performed wholly within California. All parties to this Agreement specifically consent to the jurisdiction of the courts of the U.S. District Court, Northern District of California, and the courts of Santa Clara County, California for purposes of enforcing this Agreement

8.4.           Complete Agreement. This Agreement sets forth the entire understanding between the parties and supersedes all prior discussions, representations, and agreements between them as to me subject matter of this Agreement. This Agreement cannot be modified or amended except in a writing signed by duly authorized representatives of Licensee and LDI.

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Patent License Agreement

8.5           Export Control. Licensee shall be responsible for ensuring it complies with all laws and regulations of the country in which it operates, imports from, or to which it exports products.

8.6           Notices. A notice, request, or statement hereunder shall be deemed to be sufficiently given or rendered when sent by certified mail and addressed to such address as may be specified by written notice.

8.7.           Taxes, Licensee shall pay all taxes and other charges that may be Imposed by any Governmental unit as a result of the performance of this Agreement, including but not limited to capital, property, turnover excise use, sales, and income taxes or other charges imposed by such Governmental unit, other than income taxes levied against LDI.

8.8.           Resolution of Disputes. Except as provided below, any dispute between the parties which arises from this Agreement and cannot be resolved informally between the parties shall be referred to the Northern District of California court wherein the original litigation which gave rise to this License was inducted unless otherwise agreed by all of the parties. In the event that this Agreement is terminated pursuit to Article VI, LDI may undertake any and all legal actions to collect any royalties or other monies owed to them under this Agreement and LDI shall be free to undertake any and all legal actions for patent infringement including but not limited to actions to prevent Licensee, its affiliates, or distributors from unlicensed manufacture, distribution, or sale activities that would otherwise infringe any claim of the Licensed Patents and to recoup damages for such activities. LDI shall at all times be free to undertake my and all legal actions to prevent or stop infringement by Licensee, its affiliates, or distributors of any rights in the Licensed Patents not granted to Licensee.

IN WITNESS THEREOF, the parties haves executed this Agreement.

FOR LDI:
LASERDESIGN INTERNATIONAL, LLC

By: BRIAN D: LIDICOAT
Its: President
Date: October 14, 2007

FOR CRYSTAL MACIC, INC:

Crystal Magic, Inc.

/s/ Steven M. Rhodes
Its: Presidcent
Date: October 14, 2007

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